Exhibit 21.1
EQUITY COMMONWEALTH
SUBSIDIARIES OF THE REGISTRANT

Name	State of Formation, Organization or Incorporation
EQC 17th Street Plaza LLC	Delaware
EQC Operating Trust	Maryland
Equity Commonwealth Management LLC	Delaware